
<ARTICLE> 5
<LEGEND>
The schedule contains summary financial information extracted from the balance sheet and statement of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK> 0000832095
<NAME> KRUPP INSURED MORTGAGE LIMITED PARTNERSHIP

<PERIOD-TYPE>                   6-MOS
<FISCAL-YEAR-END>                          DEC-31-1997
<PERIOD-END>                               JUN-30-1997
<CASH>                                       4,863,114
<SECURITIES>                               162,274,988<F1>
<RECEIVABLES>                                1,090,175
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                             4,673,791<F2>
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                             172,902,068
<CURRENT-LIABILITIES>                           14,714
<BONDS>                                              0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                   172,464,734<F3>
<OTHER-SE>                                     422,620<F4>
<TOTAL-LIABILITY-AND-EQUITY>               172,902,068
<SALES>                                              0
<TOTAL-REVENUES>                             7,723,416<F5>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                             2,254,000<F6>
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                              5,469,416
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                          5,469,416
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                 5,469,416
<EPS-PRIMARY>                                        0<F7>
<EPS-DILUTED>                                        0<F7>

<F1>Includes Participating Insured Mortgages ("PIMs") of $145,922,379 and
Mortgage-Backed Securities ("MBS) of $16,352,609
<F2>Includes prepaid acquisition fees and expenses of $11,263,032 net of accumulated amortization of $7,789,900 and prepaid participation servicing fees of $3,724,423 net of accumulated amortization of $2,523,764
<F3>Represents total equity of General Partners and Limited Partners. General
Partners deficit of ($286,600) and Limited Partners equity of $172,751,334.
<F4>Unrealized gain on MBS.
<F5>Represents interest income on investments in mortgages and cash.
<F6>Includes $1,431,047 of amortization of prepaid fees and expenses.
<F7>Net income allocated $164,082 to the General Partners and $5,305,334 to the
Limited Partners. Average net income per Limited Partner interest is $.35 on 14,956,896 Limited Partner interests outstanding.

